Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of InMed Pharmaceuticals Inc. on Form S-8 of our report dated September 29, 2023 , which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of InMed Pharmaceuticals Inc. as of June 30, 2023 and for the year ended June 30, 2023 appearing in the Annual Report on Form 10-K of InMed Pharmaceuticals, Inc. for the year ended June 30, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

December 21, 2023